Exhibit 10.4

AMENDMENT TO SEVERANCE AGREEMENT

This Amendment (this “Amendment”), made as of the 23rd day of June 2019 (the “Amendment Date”), is to the Severance Agreement, which had an effective date of January 1, 2006, by and between AF Services, LLC, a Delaware limited liability company (“AFS”) and Brandon LaVerne (“Employee”) (the “Agreement” and attached hereto as Exhibit A). Subsequent to the execution of the Agreement, Employee became employed by PCM, Inc., a Delaware corporation (formerly known as PC Mall, Inc. and referred to herein as the “Company”), and PCM, Inc. assumed the rights and obligations of AFS under the Agreement (and PCM, Inc. is the “Company” for purposes of the Agreement) and this Amendment is therefore by and between Employee and PCM, Inc.

W I T N E S E T H:

WHEREAS, the parties wish to update and modify certain parts of the Agreement by this Amendment; and

WHEREAS, this Amendment is a written agreement signed by the parties as required by Section 6 of the Agreement with respect to modifying the Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.   Restatement of Section 1.2. Section 1.2 of the Agreement shall be hereby entirely replaced with the below language:

1.2   If Employee’s employment terminates due to a Qualifying Termination (as defined below in Section 1.4) at any point, after execution (and non-revocation) of a severance and release agreement that is acceptable to the Company’s Board of Directors and that contains, among other things, a release provision, the Company shall pay Employee the equivalent of six months of Employee’s then-Base Salary (“Cash Severance”) plus the below medical insurance benefits (the “Severance and Release Agreement”). The Severance and Release Agreement must become effective by its own terms within fifty-five days after termination of Employee’s employment in order for any severance benefits to be made. The Cash Severance payments will be paid as follows: (i) the first installment in an amount equal to one-sixth of Base Salary will be paid to Employee on the 60th day after Employee’s termination of employment and (ii) thereafter the Company shall make four equal monthly installments (each in an amount equal to one-twelfth of Base Salary) to Employee commencing with the calendar month following the calendar month of the payment made under clause (i). For purposes of this paragraph, any reductions to Base Salary which were not agreed to in writing by Employee shall be disregarded with respect to determining what Employee’s then-Base Salary was as of the time of the Qualifying Termination. In addition to the Cash Severance, subject to immediate cessation if Employee obtains medical coverage through another employer (or Employee is offered other medical coverage through another employer but Employee does not accept such coverage), the Company shall continue to pay the Company portion of the premium for Employee’s Company group medical insurance coverage for Employee and his dependents (who were being covered under the Company’s group medical insurance as of immediately before the date of the Qualifying Termination) for the twelve month period commencing on the first day of the calendar month following the date of the Qualifying Termination provided that Employee timely pays any portion of the necessary premiums that Employee would be required to pay if Employee were still an employee and Employee timely makes the necessary elections to continue such group medical coverage after the date of the Qualifying Termination. Notwithstanding the foregoing, if the Company determines that its payment of the premiums on Employee’s behalf would result in a violation of the nondiscrimination rules of Code Section 105(h)(2) or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then the Company shall instead each month during such twelve month period (or shorter duration if the Employee ceases to be covered under the Company’s group medical insurance plan) provide Employee with a taxable payment equal to the amount of the Company-portion of the premiums which Employee may, but is not required to, use towards the cost of such medical coverage. After the Company has satisfied its severance payment obligations under this paragraph, and except for the benefits that have vested and accrued, all obligations of the Company under this Agreement shall immediately cease upon termination of Employee’s employment with the Company.

2.   Restatement of Section 1.4. Section 1.4 of the Agreement shall be hereby entirely replaced with the below language:

1.4   For purposes of this Agreement, the term "Good Reason" shall mean: the occurrence of any one or more of the following without Employee’s written consent: (i) a material reduction of the material duties and responsibilities assigned to Employee, (ii) a material reduction (of at least ten percent in the aggregate) in Employee’s Base Salary under Section 1.5; (iii) a material reduction (of at least ten percent in the aggregate) in Employee’s annual bonus opportunity; (iv) a relocation of Employee’s principal place of employment to a new location that is more than fifty (50) miles away; or (v) the Company’s material breach of this Agreement.

Notwithstanding the foregoing, “Good Reason” shall only be found to exist if, prior to Employee’s resignation and within ninety (90) days after the initial existence of an alleged event of Good Reason, Employee has provided written notice to the Company describing such alleged Good Reason event(s), and the Company does not cure or remedy such event within thirty (30) days following the Company’s receipt of such notice from Employee, and the date of Employee’s termination of employment due to Employee’s resignation for Good Reason occurs within thirty (30) days after the expiration of the foregoing thirty (30) day cure/remedy period. The foregoing Good Reason definition is intended to satisfy the Good Reason safe harbor requirements under the Internal Revenue Code Section 409A regulations.

For purposes of this Agreement, the term "Qualifying Termination" shall mean that Employee has experienced a “separation from service” (as defined under Internal Revenue Code Section 409A) with the Company due to (i) Employee’s resignation of employment for Good Reason or (ii) the Company terminating Employee’s employment without Cause. A separation from service due to Employee’s death or disability is not a Qualifying Termination.

3.   Addition of New Section 1.5. Section 1.5 of the Agreement shall be hereby added to the Agreement and shall contain the below language. For avoidance of doubt, the below revisions are intended purely to merely reflect the current level of base salary being paid as of the Amendment Date and does not (i) alter the current amount of base salary or (ii) connote when such base salary amounts were changed in the past or (iii) provide any entitlement to greater compensation or backpay.

1.5   As compensation for Employee's services, the Company will pay to Employee an annual base salary in the gross amount of $381,000 (the "Base Salary"), payable in accordance with the Company's regularly established payroll practices.

4.   Addition of New Section 12. Section 12 of the Agreement shall be hereby added to the Agreement and shall contain the below language:

12.   Section 409A. This Agreement and its payments and benefits are intended to comply with (or be exempt from) the requirements of Internal Revenue Code Section 409A (“Section 409A”) and will be interpreted and administered in accordance with such intention. In the event this Agreement or any other payment or benefit provided to Employee is deemed to be subject to Section 409A, Employee consents to the Company adopting such conforming amendments or taking such actions as the Company deems necessary, in its discretion (and without an obligation to do so), to comply with Section 409A. For purposes of Section 409A, each payment made to Employee pursuant to this Agreement or otherwise will be designated as a separate payment. To the extent any nonqualified deferred compensation payment to Employee could be paid in one or more of Employee’s taxable years depending upon Employee completing certain employment-related actions, then any such payments will commence or occur in the later taxable year to the extent required by Section 409A. The Company reserves the right to at any time terminate any nonqualified deferred compensation plan or arrangement involving Employee in accordance with the Section 409A plan termination regulations. Notwithstanding anything to the contrary, if upon Employee’s “separation from service” (as defined under Section 409A) Employee is then a “specified employee” (as defined under Section 409A), then to the extent necessary to comply with Section 409A and avoid the imposition of taxes under Section 409A, the Company shall defer payment of “nonqualified deferred compensation” subject to Section 409A payable as a result of and within six (6) months following Employee’s separation from service until the earlier of (i) the first business day of the seventh month following Employee’s separation from service (or if later, and solely if required in order to avoid or minimize the amount of any Section 409A taxes, December ___, 2020 which is the date that is eighteen months after the Agreement was amended on June ___, 2019), or (ii) ten (10) days after the Company receives written notification of Employee’s death. Any such delayed payments shall be made without interest.

5.       Scope. Except as otherwise provided in this Amendment, the provisions of the Agreement shall continue in full force and effect on and after the Amendment Date.

6.       Defined Terms. Except as otherwise defined in this Amendment, the capitalized terms in this Amendment shall have the same meaning as such terms have in the Agreement.

7.       Governing Law. This Amendment has been negotiated and executed in the State of California and shall in all respects be governed by and interpreted in accordance with the laws of the State of California without giving effect to principles of conflict of laws.

8.       Counterparts. This Amendment may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Amendment to the Agreement to be duly executed and delivered as of the Amendment Date.

PCM, Inc.,	Employee
a Delaware corporation

By:
Name:	Brandon LaVerne
Its:

EXHIBIT A

SEVERANCE AGREEMENT

This Severance Agreement (“Agreement”) is made and entered into by and between Brandon LaVerne (“Employee”) and AF Services, LLC, a Delaware limited liability company (the “Company”).

RECITALS

A.          The Company is a services and support company for rapid response direct marketers of computer hardware, software, peripheral and electronics products.

B.          The Company has spent significant time, effort, and money to acquire and develop certain goodwill and Proprietary Information (as defined below) that it considers vital to its business and goodwill, and which has become of great value to the Company.

C.          The Company’s Proprietary Information has been and will necessarily be communicated to and acquired by Employee in the course of his employment, and the Company desires to continue the services of Employee, only if, in doing so, it can protect its Proprietary Information and goodwill.

TERMS OF SEVERANCE

NOW, THEREFORE, in consideration of the benefits to be derived from the mutual observance of the agreements and covenants hereinafter contained, the parties agree as follows:

1.          Employment At Will.

1.1 At any time, the Company or Employee may terminate Employee’s employment for any reason, with or without cause, and without prior notice. The Company will pay Employee all compensation then due and owing.

1.2 If the Company terminates Employee’s employment at any time during the twelve month period following a Change of Control, without Cause, as each such term is defined below, upon execution and delivery to the Company of a severance and release agreement that is reasonably acceptable to the Company’s Board of Directors and that contains, among other things, a general release provision (a “Severance and Release Agreement”), the Company shall pay Employee an equivalent of six months of his then base salary. Any severance payments under this paragraph will be paid in equal monthly installments over a period of months equal to the number of months of base salary to be paid. After the Company has satisfied its severance payment obligations under this paragraph, and except for the benefits that have vested and accrued, all obligations of the Company under this Agreement shall immediately cease upon termination of Employee’s employment with the Company under this Agreement.

1.3 For purposes of this Agreement, the term “Cause” shall mean: (i) a material breach of any material term set forth in this Agreement; (ii) Employee’s failure to follow the reasonable instructions of the Company after Employee has been unable or unwilling to cure such failure within seven calendar days following receipt of notice of such failure; (iii) misconduct on Employee’s part that is materially injurious to the Company, monetarily or otherwise, including misappropriation of trade secrets, fraud, or embezzlement; (iv) Employee’s conviction for fraud or any other felony; or (v) if Employee exhibits in regard to his employment unavailability for service (other than due to protected disability or reasonable absences in conformity with applicable family leave or other applicable laws), misconduct, dishonesty, or habitual neglect.

1.4 For purposes of this Agreement, the term “Change of Control” shall mean a change in ownership or control of the Company effected through a merger, consolidation or acquisition by any person or related group of persons (other than an acquisition by the Company or by a Company-sponsored employee benefit plan or by a person or persons that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934) of securities possessing more than fifty percent of the total combined voting power of the outstanding securities of the Company.

2.          Termination Obligations.

2.1 Resignation From All Offices And Directorships. In the event of any termination of Employee’s employment for any reason, Employee shall be deemed to have resigned voluntarily from all offices, directorships, and other positions held with the Company, or any of the Company’s subsidiaries, to the extent he was serving in any such capacities at the time of termination.

2.2 Cooperation With The Company. Employee will cooperate with the Company in the winding up or transferring to other employees any pending work or projects. Employee will also cooperate with the Company in the defense of any action brought by any third party against the Company that relates to Employee’s employment with the Company.

2.3 Return Of Documents And Other Information. Employee agrees that all property, including, without limitation, all equipment, tangible Proprietary Information, documents, books, records, reports, notes, contracts, lists, computer disks (and other computer-generated files and data), and copies thereof, created on any medium and furnished to, obtained by, or prepared by Employee in the course of, or incident to her employment, belongs to the Company and shall be returned promptly to the Company upon termination and at any other time as demanded by the Company. Employee will continue to honor all agreements with the Company and any of its affiliates regarding their proprietary information, including any non-compete, non-solicitation, confidentiality or use restriction agreements.

2.4 Termination Of Benefits. All benefits to which Employee is otherwise entitled shall cease upon Employee’s termination, unless explicitly continued either under this Agreement or under any specific policy or benefit plan of the Company.

2.5 Injunctions. Employee acknowledges that the restrictions contained in this Agreement are reasonable and necessary in view of the nature of the Company’s businesses, in order to protect the legitimate interests of the Company, and that any violation thereof would result in irreparable injury to the Company. Therefore, Employee agrees that, in the event of a breach or threatened breach by Employee of the provisions hereof, the Company shall be entitled to obtain from any court of competent jurisdiction, preliminary and permanent injunctive relief restraining Employee from any violation of the foregoing.

3.          Arbitration.

3.1 The Company and Employee hereby agree that, to the fullest extent permitted by law, any and all claims or controversies between them (or between Employee and any present or former officer, director, agent, or employee of the Company or any parent, subsidiary, or other entity affiliated with the Company) that arise out of or relate to this Agreement or Employee’s employment with the Company, shall be resolved by final and binding arbitration.

3.2 Claims subject to arbitration shall include, without limitation, contract claims, tort claims, claims relating to compensation and stock options, as well as claims based on any federal, state, or local law, statute, or regulation, including, but not limited to any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the California Fair Employment and Housing Act. However, claims for unemployment benefits, workers’ compensation claims, and claims under the National Labor Relations Act shall not be subject to arbitration.

3.3 Any arbitration proceeding shall be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“the AAA Rules”). The arbitrator shall apply the same substantive law, with the same statutes of limitations and same remedies that would apply if the claims were brought in a court of law.

3.4 Either the Company or Employee may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Otherwise, neither party shall initiate or prosecute any lawsuit of claim in any way related to any arbitrable claim, including without limitation any claim as to the making, existence, validity, or enforceability of the agreement to arbitrate. Nothing in this Agreement, however, precludes a party from filing an administrative charge before an agency that has jurisdiction over an arbitrable claim. Moreover, nothing in this Agreement prohibits either party from seeking provisional relief pursuant to Section 1281.8 of the California Code of Civil Procedure.

3.5 All arbitration hearings under this Agreement shall be conducted in Los Angeles, California, unless otherwise agreed by the parties. The arbitration provisions of this Arbitration Agreement shall be governed by the Federal Arbitration Act. In all other respects, this Arbitration Agreement, including available discovery (which the parties agree shall be favorably considered by the arbitrator) shall be construed in accordance with the laws of the State of California, without reference to conflicts of law principles.

3.6 Each party shall initially pay its own costs and attorney’s fees. However the arbitrator shall award a reimbursement of reasonable attorneys’ fees and costs to the prevailing party and the arbitrator shall determine the party that is the prevailing party should there be one. The Company agrees to pay the costs and fees of the arbitrator to the extent required by law, which fees and costs are not recoverable even if the Company is the prevailing party.

3.7 The parties also understand and agree that this Agreement constitutes a waiver of their right to a trial by jury of any claims or controversies covered by this agreement. The parties agree that none of those claims or controversies shall be resolved by a jury trial.

4.          Severability.

4.1 Severability Of Unenforceable Provisions. The provisions of this Agreement are severable. In the event that any one or more of the provisions contained in this Agreement, or the application thereof in any circumstances is held invalid, illegal, or unenforceable in any respect for any reason, the validity and enforceability of any such provision in every other respect and of the remaining provisions of this Agreement shall not be in any way impaired or affected, it being intended that all of the rights and privileges contained in this Agreement shall be enforceable to the fullest extent permitted by law.

4.2 Scope. To the extent that any provision hereof is deemed unenforceable by virtue of its scope, but could be enforceable by reducing the scope, Employee and the Company agree that same shall be enforced to the fullest extent permissible under the laws and public policies applied in the jurisdiction in which enforcement is sought, and that the Company shall have the right, in its sole discretion, to modify such invalid or unenforceable provision to the extent required to be valid and enforceable.

5.          Successors.

This Agreement and the rights and obligations of the parties hereto shall be binding upon and inure to the benefit of any successor or successors of the Company by way of reorganization, merger, acquisition or consolidation, and any assignee of all or substantially all of the Company’s business and properties.

6.          Amendments; Waivers.

This Agreement may not be orally modified or amended. It may only be modified or amended by an instrument in writing signed by Employee and by a duly authorized representative of the Company, other than Employee. No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof or as a waiver of any other right, remedy, or power, nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or other power provided herein or by law or in equity.

7.          Notices.

All notices, requests, demands, and other communications hereunder shall be in writing, and shall be delivered in person, by facsimile, or by certified or registered mail with return receipt requested. Each such notice, request, demand, or other communication shall be effective: (a) if delivered by hand, when delivered at the address specified in this Section; (b) if given by facsimile, when such facsimile is transmitted to the telefacsimile number specified in this Section and confirmation is received; or (c) if given by certified or registered mail, three days after the mailing thereof. Notices shall be delivered as follows:

If to the Company:

AF Services

2555 W. 190th Street

Torrance, CA 90504

If to the Employee:

Brandon LaVerne

2555 W. 190th Street

Torrance, CA 90504

Any party may change its address by notice giving notice to the other party of a new address in accordance with the foregoing provisions.

8.          Assignment.

No benefit hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to do so shall be void. The Company shall be permitted to assign this Agreement to any affiliate or any successor, subject to the provisions hereof Agreement.

9.          Integration.

This Agreement is intended to be the final, complete, and exclusive statement of the terms of Employee’s employment by the Company. This Agreement supersedes all other prior and contemporaneous agreements and statements, whether written or oral, express or implied, pertaining in any manner to the subject matter of this Agreement, and it may not be contradicted by evidence of any prior or contemporaneous statements or agreements. To the extent that the practices, policies, or procedures of the Company, now or in the future, apply to Employee and are inconsistent with the terms of this Agreement or the offer letter, the provisions of this Agreement shall control. To the extent that such practices, policies, and procedures are not contradicted by the terms of this Agreement, they shall be deemed to further and enhance the terms and conditions of Employee’s employment.

10.          Interpretation.

The language in all parts of this Agreement shall be in all cases construed simply according to its fair meaning and not strictly for or against any party. Whenever the context requires, all words used in the singular will be construed to have been used in the plural, and vice versa. The descriptive headings of the sections and subsections of this Agreement are inserted for convenience only and shall not control, limit, or affect the interpretation or construction of any of the provisions herein.

11.          Governing Law.

This Agreement has been negotiated and executed in the State of California and shall in all respects be governed by and interpreted in accordance with the laws of the State of California without giving effect to principles of conflict of laws.

EMPLOYEE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT AND UNDERSTANDS ITS CONTENTS. EMPLOYEE FURTHER ACKNOWLEDGES THAT THE COMPANY HAS ADVISED HIM OF HIS RIGHT TO CONSULT WITH LEGAL COUNSEL OF HIS OWN CHOICE CONCERNING THIS AGREEMENT. BY SIGNING THIS AGREEMENT, EMPLOYEE AND THE COMPANY AGREE TO BE BOUND BY ALL OF THE TERMS AND CONDITIONS OF THIS AGREEMENT.

The parties have executed this Agreement effective as of January 1, 2006.

AF SERVICES, LLC

/s/ Simon Abuyounes
Name:	Simon Abuyounes
Title:	Manager

/s/ Brandon LaVerne
Brandon LaVerne